Exhibit 99.1
KINDER MORGAN GENERATES $4.7 BILLION OF
DISTRIBUTABLE CASH FLOW FOR 2015

KMI's 2015 DCF/Share Increased to $2.14, Up 7% Over 2014

2016 Cash in Excess of Dividend Expected to Fully Fund Growth Projects

HOUSTON, Jan. 20, 2016 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a quarterly cash dividend of $0.125 ($0.50 annualized) payable on Feb. 15, 2016, to shareholders of record as of the close of business on Feb. 1, 2016. This is down from $0.51 per share ($2.04 annualized) for the third quarter of 2015. Consistent with KMI's 2016 guidance provided on Dec. 8, 2015, KMI expects to declare dividends of $0.50 per share for 2016 and use cash in excess of dividend payments to fully fund growth investments.
“We are pleased with KMI's business performance for the year especially in light of a tremendously challenging commodity environment, and we are glad to have generated the greatest amount of annual distributable cash flow in the company's history along with a 7 percent increase in our DCF per share year-over-year,” said Richard D. Kinder, executive chairman. “However, we were disappointed by KMI's stock performance, which declined 65 percent during 2015.
“The decision to reduce our dividend was very difficult and was a direct result of the rapid and significant disconnect between the performance of our business and the performance of our stock. We believe this bold move is in the best interest of the company and our shareholders. We expect the reduced dividend has completely eliminated our need to access the capital markets to fund growth projects in 2016. This insulates us from challenging capital markets and significantly enhances our credit profile. Moreover, by reducing the dividend and high-grading our backlog, we do not expect to need to access the capital markets to fund our growth projects for the foreseeable future beyond 2016.
“Additionally, as our future cash flow exceeds our investment needs, we are in an improved position to return value to shareholders. While the markets appear to have begun 2016 on the same sour note on which they left 2015, we are confident that we are one of the best positioned companies to withstand these headwinds.”
President and CEO Steve Kean said, “While our 2015 distributable cash flow was below budget, it was up from 2014, and we are pleased with our results especially in light of multiple factors which moved against us during the year, including the oil and NGL markets, coal exports and steel production. Once again, Kinder Morgan demonstrated that our large diversified portfolio of fee-based assets can produce stable results even in extremely tumultuous market conditions. KMI produced distributable cash flow before certain items of $0.55 per common share for the fourth quarter, resulting in excess cash coverage above our dividend of $953 million for the quarter and total coverage of $1.181 billion for the year. For the fourth quarter, our five business segments produced $1.984 billion in segment earnings before DD&A and certain items, up 1 percent from the fourth quarter of 2014, primarily driven by increases in our Products Pipelines and Natural Gas Pipelines segments partially offset by declines in our CO2 and Terminals segments.
“As a result of the current challenging capital markets, we are focused on high-grading our backlog to allocate capital to the highest return opportunities, including efforts to reduce spend, improve returns and selectively joint venture projects where appropriate. We have reduced our expected 2016 spend by approximately $900 million, reduced our backlog by $3.1 billion from the third quarter of 2015 and expect further reductions in the coming months as we continue to high-grade our capital investments.
“In light of the continued weak commodity price environment, we continue to closely monitor our counterparty exposure. However, we are a diverse company with operations across a broad set of industries and we have a large customer base with only a few customers that account for more than 1 percent of our annual revenues. Additionally, the great majority of our largest customers remain solidly investment grade,” Kean said.
KMI reported fourth quarter distributable cash flow before certain items available to common shareholders of $1.233 billion versus $1.278 billion for the comparable period in 2014. This decrease for the quarter is primarily attributable to a decline in our CO2 segment and higher interest expense, partially offset by increases in our Natural Gas Pipelines and Products Pipelines segments. Distributable cash flow per common share before certain items was $0.55 for the fourth quarter compared to $0.60 for the fourth quarter last year. Fourth quarter net income before certain items was $491 million compared to $664 million for the same period in 2014.

The decrease in net income before certain items was driven by higher book taxes, DD&A expense and interest expense. Certain items after tax in the fourth quarter totaled a net loss of $1.100 billion driven largely by an estimated non-cash pre-tax goodwill impairment charge of $1.150 billion triggered by a decline in market values of KMI and comparable midstream companies resulting in a fair value of our Natural Gas Pipelines non-regulated midstream assets below the book value. The certain items loss also included a non-cash pre-tax impairment charge related to the indefinite delay of certain of our CO2 segment's source and transportation projects due to lower projected demand for CO2, partially offset by a customer contract buyout payment to terminate a long-term natural gas transport contract. The 2015 fourth quarter certain items loss compares to a net loss of $98 million for the same period of 2014. For the quarter, the net loss after certain items was $609 million compared to net income of $566 million for the fourth quarter of 2014.
For the full year, KMI reported distributable cash flow before certain items available to common shareholders of $4.699 billion versus $2.618 billion for 2014, an increase of 79 percent, due primarily to the KMI merger transactions completed in Nov. 2014. 2015 distributable cash flow per common share before certain items was $2.14 compared to $2.00 for the previous year, an increase of 7 percent. Net income before certain items for 2015 was $1.649 billion compared to $2.340 billion for 2014. The decrease in net income before certain items was driven by higher DD&A expense, book taxes and interest expense. Certain items after tax for the year totaled a net loss of $1.314 billion compared to a net gain of $103 million for 2014. The year-over-year decline in certain items after tax was driven by non-cash pre-tax goodwill and asset impairment charges taken during 2015. For the full year, net income after certain items was $335 million compared to $2.443 billion for 2014.

2016 Outlook
On Dec. 8, 2015, KMI issued its preliminary financial projections for 2016. Since providing this guidance, the company has updated its 2016 budget to reflect current commodity price and foreign exchange rate expectations as well as its high-graded investment plan. As a result, for 2016, KMI expects to declare dividends of $0.50 per share, generate approximately $4.9 billion of distributable cash flow available to equity holders and approximately $4.7 billion of distributable cash flow available to common shareholders (i.e., after payment of preferred dividends) and generate approximately $3.6 billion of cash flow in excess of its dividend. KMI's revised growth capital budget for 2016 is approximately $3.3 billion which is a reduction of approximately $900 million from the preliminary 2016 guidance. These expectations assume an average 2016 West Texas Intermediate (WTI) crude oil price of $38 per barrel, an average 2016 Henry Hub natural gas price of $2.50 per MMBtu and interest rates consistent with the current forward curve.
The overwhelming majority of cash generated by KMI is fee-based and therefore is not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, where KMI hedges the majority of its next 12 months of oil production to minimize this sensitivity. For 2016, the company estimates that every $1 per barrel change in the average WTI crude oil price impacts distributable cash flow by approximately $7 million and each $0.10 per MMBtu change in the price of natural gas impacts distributable cash flow by approximately $1.2 million.

Overview of Business Segments

The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $1.098 billion, as compared to $1.057 billion for the same period last year. For the full year, Natural Gas Pipelines generated $4.125 billion in segment earnings before DD&A and certain items, a 1 percent increase over 2014.
“Growth in this segment compared to the fourth quarter last year was led by contributions from the Hiland acquisition and improved performance on Tennessee Gas Pipeline (TGP) driven by projects placed into service,” Kean said. “Fourth quarter growth was partially offset by lower commodity prices affecting certain of our midstream gathering and processing assets. The expiration of a minimum volume contract at KinderHawk also negatively impacted earnings.”
Natural gas transport volumes were up 5 percent compared to the fourth quarter last year, driven by higher volumes on Texas Intrastate pipelines due to higher demand including increased deliveries of gas into Mexico, and higher throughput on the El Paso Natural Gas pipeline (EPNG) due to higher deliveries of gas into Mexico and greater power generation load. Throughput on our natural gas pipelines for power generation was up 10 percent compared to the fourth quarter of 2014 and up 16 percent for the full year compared to 2014.
Natural gas continues to be the fuel of choice for America’s evolving energy needs, and industry experts are projecting gas demand increases of over 35 percent to nearly 110 billion cubic feet per day (Bcf/d) over the next 10 years. Over the last two years, KMI has entered into new and pending firm transport capacity commitments totaling 8.5 Bcf/d. Of the natural gas consumed in the United States, about 38 percent moves on KMI pipelines. Future opportunities include the need for more capacity in the Northeast, greater demand for gas-fired power generation across the country, liquefied natural gas (LNG) exports and exports to Mexico.

The CO2 business produced fourth quarter segment earnings before DD&A and certain items of $292 million, down from $369 million for the same period in 2014. For the full year, the CO2 business generated $1.141 billion in segment earnings before DD&A and certain items, down 22 percent from 2014 due to lower commodity prices.
“As expected, lower commodity prices impacted earnings in this segment, but our SACROC Unit continued to generate strong production,” Kean said. “SACROC generated record annual gross oil production during the full year 2015, up 2 percent compared to 2014. Combined oil production across all of our fields was up 2 percent compared to 2014 on a both a gross and net to Kinder Morgan basis. Net NGL sales volumes for 2015 of 10.4 thousand barrels per day (MBbl/d) at our Snyder Gas Plant were up 3 percent compared to 2014. In addition, we continued to offset some of the impact from lower commodity prices by generating cost savings across our CO2 business,” Kean said. Kinder Morgan’s 2015 budget assumed an average WTI crude oil price of approximately $70 per barrel. The commodity price impact on the CO2 segment was higher than the sensitivities announced at the beginning of the year (every $1 per barrel change in the average WTI crude oil price will impact the CO2 segment’s distributable cash flow by approximately $7 million) driven by the lower ratio of NGL prices to crude prices compared to the ratio assumed in KMI’s budget.
Net CO2 volumes increased 15 percent versus the fourth quarter of 2014, but were below plan for the quarter. Combined gross oil production volumes averaged 56.9 MBbl/d for the fourth quarter, down 6 percent from 60.3 MBbl/d for the same period in 2014. Combined oil production net to Kinder Morgan was down 5 percent compared to the fourth quarter of 2014. SACROC’s fourth quarter production was 11 percent below fourth quarter 2014 results and slightly below plan, and Yates production was slightly below fourth quarter 2014 results but above plan for the quarter. Fourth quarter Katz and Goldsmith production was above the same period in 2014, but well below plan. The average West Texas Intermediate (WTI) crude oil price for the fourth quarter was $42.18 per barrel versus $73.15 for the fourth quarter of 2014.

The Terminals business produced fourth quarter segment earnings before DD&A and certain items of $257 million, down 7 percent from $277 million for the same period in 2014.

For the full year, the Terminals business generated $1.055 billion in segment earnings before DD&A and certain items, up 8 percent over the previous year.
“We experienced strong performance at our liquids terminals, which accounted for 74 percent of the segment's 2015 earnings. This performance was driven by various expansions across our network including adding storage capacity at our Edmonton South terminal, as well as contributions from new operations at Edmonton Rail Terminal, our Geismar Methanol terminal and Deer Park Rail terminal. The Vopak terminals acquisition and the Jones Act tankers also contributed significantly to growth in this segment, including the delivery of the Lone Star State tanker in December,” Kean said.
“The reduction in fourth quarter earnings was driven by the bankruptcy filings by two of our coal customers, Arch Coal and Alpha Natural Resources, which had a negative year-over-year impact on the segment's earnings of approximately $45 million. Continued weakness in global coal markets led to more than a 50 percent decline in both domestic and export coal volumes in the fourth quarter of 2015 versus the same period in 2014. Some of the coal volume impact on earnings was offset by long-term minimum tonnage commitments.”

The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $289 million, up 28 percent from $225 million for the comparable period in 2014. For the year, Products Pipelines generated $1.096 billion in segment earnings before DD&A and certain items, up 27 percent from the prior year.
“Growth in this segment compared to the fourth quarter of 2014 was driven by higher volumes on the Kinder Morgan Crude and Condensate Pipeline (KMCC), the startup of the first and second phases of the petroleum condensate processing facility along the Houston Ship Channel, and contributions from the Double H Pipeline, which was part of our Hiland acquisition. There was also improved performance in our Transmix business driven by improved margin and contract changes which reduced our inventory position compared to last year,” Kean said.
Total refined products volumes were up 1.9 percent for the fourth quarter versus the same period in 2014. Segment gasoline, diesel and jet fuel volumes were up 2.1 percent, 1.6 percent and 2.0 percent, respectively, compared to the fourth quarter of 2014. For the full year, total refined product volumes were up 3.1 percent compared to 2014. NGL volumes were about flat from the same period last year. Crude and condensate volumes were more than double the volumes from fourth quarter of 2014 and full year volumes were triple from full year 2014 volumes primarily due to the continued ramp up of volumes on KMCC and placing the Double H Pipeline in service.

Kinder Morgan Canada produced fourth quarter segment earnings before DD&A and certain items of $43 million versus the $44 million it reported for the same period in 2014.  Demand for capacity remains high on the Trans Mountain pipeline system, with fourth quarter mainline throughput into Washington State more than 30 percent higher than the same period last year. The earnings decline was primarily due to an unfavorable foreign exchange rate, as the Canadian dollar declined in value relative to the U.S. dollar by approximately 17 percent since the fourth quarter of 2014. For the full year, Kinder Morgan Canada generated $163 million in segment earnings before DD&A and certain items, 10 percent below the same period of 2014 due to the decreased value of the Canadian dollar.

Other News

Natural Gas Pipelines

•
On Dec. 1, 2015, TGP placed the next capacity increment of its $216 million South System Flexibility Project in service on schedule. 350,000 dekatherms per day (Dth/d) of the 500,000 Dth/d project is now in-service. The remaining capacity is scheduled to be placed in-service on Dec. 1, 2016.

•
On Nov. 1, 2015, TGP placed the $353 million Broad Run Flexibility Project in-service on schedule. This project provides 590,000 Dth/d of firm transportation capacity from a receipt point on TGP's Broad Run Lateral in West Virginia to delivery points in Mississippi and Louisiana. In 2014, Antero Resources was awarded 790,000 Dth/d of 15-year firm capacity under the Broad Run Flexibility and Broad Run Expansion projects. Estimated capital expenditures for the combined projects are approximately $800 million. Subject to regulatory approvals, the Broad Run Expansion project will provide an incremental 200,000 Dth/d of firm transportation capacity along the same capacity path. The anticipated in-service date of the Broad Run Expansion project is Nov. 1, 2017.

•	Several TGP projects, with total estimated investment of $563 million, advanced through the FERC regulatory process during the quarter:

◦
FERC issued a notice of intent to prepare an environmental assessment for the proposed $178 million, 900,000 Dth/d Southwest Louisiana Supply Project, designed to serve the Cameron LNG export complex. In-service is expected by Feb 1, 2018.

◦	FERC issued a schedule for issuance of the environmental assessment for the $156 million, 145,000 Dth/d Susquehanna West Project designed to deliver Marcellus supply to an interconnection with National Fuel Gas Supply LLC. Issuance of a FERC certificate is expected in May 2016; the anticipated in-service date is Nov. 1, 2017.

◦
FERC issued a notice of intent to prepare an environmental assessment for the $142 million, 135,000 Dth/d Orion Project, designed to deliver Marcellus supply to an existing interconnection with Columbia Gas Transmission in Pike County, Pennsylvania. In-service is expected in June 2018.

◦
FERC issued a schedule for issuance of the environmental assessment for the $87 million, 180,000 Dth/d Triad Expansion Project, designed to serve a new Invenergy power plant in Lackawanna County, Pennsylvania. Issuance of a FERC certificate is expected in July 2016; the anticipated in-service date is Nov. 1, 2017.

•
On Oct. 15, 2015, the FERC released a notice indicating that the issuance of the Environmental Assessment for the approximately $2 billion Elba Liquefaction Project will occur on Feb. 5, 2016. As a result, the deadline for all federal authorizations required for issuance of the FERC certificate is May 5, 2016. The first of 10 liquefaction units is expected to be placed in service in the first quarter of 2018, with the remaining nine units coming online before the end of 2018. This project is supported by a 20-year contract with Shell.

•
The deadline for all federal authorizations required for issuance of FERC certificates for the expansion projects on the Elba Express (EEC) and Southern Natural Gas (SNG) pipelines coincides with the deadline for Elba Liquefaction (May 5, 2016). Initial in-service for these projects, with estimated investment totaling approximately $306 million, is projected to be late third quarter or early fourth quarter of 2016.

•
Sierrita Gas Pipeline LLC announced in January 2016 that the joint venture plans to spend $56 million to expand the capacity of the pipeline.  The approximately 60-mile, 36-inch diameter pipeline, which currently provides 201,000 Dth/d of firm transportation capacity, will be expanded to a total capacity of 431,000 Dth/d. Sierrita completed an open season for expansion capacity on Oct. 5, 2015, and awarded 230,000 Dth/d of expansion capacity to Comisión Federal de Electricidad (CFE) for a term of approximately 19.5 years beginning no later than April 2020.  CFE has an option to increase the expansion capacity to 309,000 Dth/d, which would increase the pipeline's capacity to 510,000 Dth/d.  A FERC application filing is anticipated by early 2018, and subject to regulatory approvals, the expansion project is expected to be placed into service in the spring of 2020.

•
On Nov. 20, 2015, TGP filed a FERC certificate application for both the market path and supply path portions of the Northeast Energy Direct Project (NED). The market path, from Wright, New York to Dracut, Massachusetts and beyond, currently has commitments totaling 652,762 Dth/d and is scalable up to 1.3 Bcf/d. TGP continues discussions with potential shippers from an open season that closed Oct. 29, introducing PowerServe, a new firm service for electric distribution companies and electric generators in the northeast, using NED facilities. The NED project has an expected in-service date of Nov. 1, 2018.

•
On Dec. 10, KMI and Brookfield Infrastructure Partners L.P. acquired, from Myria Holdings, Inc., the 53 percent equity interest in Natural Gas Pipeline Company of America (NGPL) not already owned by them for a total purchase price of approximately $242 million.  KMI invested approximately $136 million and increased its ownership interest from 20 percent to

50 percent.  Brookfield Infrastructure invested approximately $106 million and increased its ownership from approximately 27 percent to 50 percent.  KMI continues to operate NGPL, and expects that the transaction will be immediately accretive to KMI’s cash available to pay dividends.

CO2

•
Kinder Morgan’s approximately $309 million Cow Canyon expansion project in southwestern Colorado is near completion. This project's 200 million cubic feet per day (MMcf/d) CO2 compression facility and a portion of the production wells and associated field facilities have been placed into service.

•
Construction continues on the approximately $214 million northern portion of the Cortez Pipeline expansion project, which will increase CO2 transportation capacity from 1.35 Bcf/d to 1.5 Bcf/d. The Cortez Pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects. The project is on schedule to be completed in the second quarter of 2016.

Terminals

•
In the first quarter of 2016, Kinder Morgan expects to close on the previously announced plan to acquire 15 refined products terminals with approximately 9.5 million barrels of storage and associated infrastructure in the United States in a transaction valued at approximately $350 million.  Kinder Morgan and BP Products North America Inc. will form a joint venture limited liability company (JV) terminal business to own 14 of the acquired assets, which Kinder Morgan will operate and market on the JV’s behalf.  The fifteenth terminal will be owned solely by KMI. In connection with the transaction, BP will enter into commercial agreements securing long-term storage and throughput capacity from the JV, which plans to market additional capacity to third-party customers.

•
In December 2015, Kinder Morgan's American Petroleum Tankers took delivery of the first of five medium-range Jones Act tankers being built at General Dynamics’ NASSCO shipyard in San Diego. Upon its delivery, the tanker, the Lone Star State, was immediately placed on long-term time charter with a major integrated oil company. The remaining four tankers are slated for delivery between early 2016 and mid-2017 and are also supported by long-term time charters with major shippers. All of the tankers will be 50,000-deadweight-ton, LNG conversion-ready product carriers, with a 330,000-barrel cargo capacity. The construction of these tankers remains on schedule and on budget.

•
On Aug. 10, 2015, Kinder Morgan announced a further expansion of its growing fleet of Jones Act product tankers, executing a definitive agreement for $568 million with Philly Tankers LLC to take assignment of contracts for the construction of 4, new 50,000-deadweight-ton, Tier II tankers. The vessels, scheduled to be delivered between November 2016 and November 2017, will increase Kinder Morgan’s Jones Act tanker fleet to 16 ships by late 2017, of which 14 are under long-term contracts with creditworthy counterparties.

•
Kinder Morgan continues to lead design and planning-permitting activities for the Base Line Terminal development, a new crude oil storage facility in Edmonton, Alberta.  In March 2015, Kinder Morgan and Keyera Corp. announced the new 50-50 joint venture terminal and have entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 4.8 million barrels of crude oil storage.  KMI’s investment in the joint venture terminal is approximately CAD$372 million for an initial 12-tank build out, with commissioning expected to begin in the fourth quarter of 2017. Additionally, Kinder Morgan will invest capital outside of the joint venture for various pipeline connections and related infrastructure.

•
Work continues on the Kinder Morgan Export Terminal (KMET) along the Houston Ship Channel. The approximately $220 million project includes 12 storage tanks with 1.5 million barrels of storage capacity, one ship dock, one barge dock and cross-channel pipelines to connect with the Kinder Morgan Galena Park terminal. The final U.S. Army Corps of Engineers' permit was received in October 2015. KMET is anticipated to be in service in the first quarter of 2017.

•
In December 2015, a new barge dock at Kinder Morgan’s Pasadena facility was placed into service, providing capacity to handle up to 50 additional barges per month. The dock marks the completion of a major infrastructure project in the Houston Ship Channel. The project also included the construction of 9 tanks totaling 1.2 million barrels of additional storage at Kinder Morgan’s Galena Park terminal which were phased into service in 2014 and 2015. Capital expenditures for the infrastructure project totaled approximately $138 million.

•
Work continues at various Kinder Morgan facilities along the Houston Ship Channel in response to customers’ growing demand for refined product storage and dock services. Construction began on two new ship docks on the channel capable of loading ocean going vessels at rates up to 15,000 barrels per hour. The approximately $66 million project is supported by firm vessel commitments from existing customers at Kinder Morgan’s Galena Park and Pasadena terminals. The 2 docks are expected to be placed in-service in the second and fourth quarters of 2016, respectively.

Products Pipelines

•
Volumes have continued to grow significantly on the Kinder Morgan Crude and Condensate (KMCC) system throughout 2015 as projects came on-line during the year.  In December 2015, KMCC placed into service its new Marshall station and pipeline to connect additional Gonzales County production.  KMCC is a 260-mile pipeline originating in the core of the Eagle Ford (Karnes, DeWitt and Gonzales counties) transporting crude and condensate to Texas Gulf Coast market outlets.

•
Kinder Morgan continues to make progress on its outreach, surveying and permitting activities for the proposed Palmetto Pipeline while the company awaits the outcome of its appeal of the Department of Transportation's decision to deny Palmetto's application for a Certificate of Public Convenience and Necessity. Palmetto will move gasoline, diesel and ethanol from Louisiana, Mississippi and South Carolina to points in South Carolina, Georgia and Florida. The approximately $1 billion project has a design capacity of 167,000 barrels per day (bpd) and will consist of a segment of expansion capacity on the Plantation pipeline that Palmetto will lease from Plantation Pipe Line Company, and a new 360-mile pipeline to be built from Belton, South Carolina, to Jacksonville, Florida. A revised in-service date of December 2017 reflects additional permitting requirements for the project.

•
Work continues on the company’s approximately $517 million Utopia East pipeline project. The new pipeline will originate in Harrison County, Ohio, and connect with Kinder Morgan’s existing pipeline and facilities in Fulton County, Ohio, transporting ethane and ethane-propane mixtures eastward to Windsor, Ontario, Canada. Utopia East will have an initial design capacity of 50,000 bpd, and the system is expandable to more than 75,000 bpd. The project is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer. Subject to permitting and regulatory approvals, the project remains on track for an in-service date of early 2018.

Kinder Morgan Canada

•
Kinder Morgan Canada is currently seeking approval from the National Energy Board (NEB) for the Trans Mountain Expansion Project. The company filed its final closing argument with the NEB on Dec. 15, 2015, and presented its oral argument on Dec. 17, 2015.  Final intervenor arguments were due Jan. 12, 2016, with the intervenor oral hearings commencing Jan. 19, 2016, and concluding on Feb. 5, 2016. The NEB recommendation is scheduled for May 20, 2016.  Current legislation specifies that the federal government has 90 days following the NEB recommendations to issue its decision. The in-service date for the expansion will depend on the final conditions contained in the NEB recommendation and the final Order In Council from the new federal government. The company expects the project to be in service by the third quarter of 2019. The proposed USD $5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd. Thirteen companies have signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities.

Financings

•
On Oct. 30, 2015, KMI completed an offering of 32 million depository shares, each of which represents a 1/20th interest in a share of 1.6 million shares of 9.75 percent mandatory convertible preferred stock. Net proceeds were approximately $1.541 billion.

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and approximately 165 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 20, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per share, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Distributable cash flow before certain items is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flow.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. A reconciliation of distributable cash flow before certain items to net income is provided in this release. Distributable cash flow before certain items per share is distributable cash flow before certain items divided by average outstanding shares, including restricted stock awards that participate in dividends. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, asset impairments, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more accurately reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to segment earnings before DD&A and certain items is segment earnings before DD&A. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. Segment earnings before DD&A as presented in our GAAP financials are included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of distributable cash flow before certain items, and segment earnings before

DD&A and certain items may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Kinder Morgan’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2014 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

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Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues	$3,636	$3,951	$14,403	$16,226

Costs, expenses and other
Costs of sales	834	1,383	4,115	6,278
Operations and maintenance	630	577	2,337	2,157
Depreciation, depletion and amortization	584	522	2,309	2,040
General and administrative	150	149	690	610
Taxes, other than income taxes	100	92	439	418
Loss on impairment of goodwill	1,150	—	1,150	—
Loss on impairments and disposals of long-lived assets, net	255	271	744	274
Other income, net	2	1	(3)	1
	3,705	2,995	11,781	11,778

Operating income	(69)	956	2,622	4,448

Other income (expense)
Earnings from equity investments	110	100	440	406
Loss on impairments of equity investments	(30)	—	(56)	—
Amortization of excess cost of equity investments	(12)	(12)	(51)	(45)
Interest, net	(527)	(478)	(2,051)	(1,798)
Other, net	10	24	43	80

(Loss) income before income taxes	(518)	590	947	3,091

Income tax expense	(91)	(24)	(612)	(648)

Net (loss) income	(609)	566	335	2,443

Net (income) loss attributable to noncontrolling interests	(2)	(440)	2	(1,417)

Net (loss) income attributable to Kinder Morgan, Inc.	(611)	126	337	1,026

Preferred stock dividends	(26)	—	(26)	—

Net (loss) income available to common stockholders	$(637)	$126	$311	$1,026

Class P Shares
Basic and diluted (loss) earnings per common share	$(0.29)	$0.08	$0.14	$0.89

Basic weighted average common shares outstanding (1)	2,229	1,457	2,187	1,137

Diluted weighted average common shares outstanding (1)	2,229	1,457	2,193	1,137

Declared dividend per common share	$0.125	$0.450	$1.605	$1.740

Segment EBDA
Natural Gas Pipelines	$127	$1,052	$3,063	$4,259
CO2	52	157	657	1,240
Terminals	226	252	1,024	944
Products Pipelines	289	224	1,100	856
Kinder Morgan Canada	43	44	163	182
Other	2	—	(53)	13
Total Segment EBDA	$739	$1,729	$5,954	$7,494

Notes
(1)	For all periods presented, all potential common share equivalents were antidilutive, except for the year ended December 31, 2015 during which the KMI warrants were dilutive.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014(20)	2015	2014(20)
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$1,098	$1,057	$4,125	$4,069
CO2	292	369	1,141	1,458
Terminals	257	277	1,055	979
Product Pipelines	289	225	1,096	860
Kinder Morgan Canada	43	44	163	182
Other	5	—	(18)	(9)
Subtotal	1,984	1,972	7,562	7,539

DD&A and amortization of excess investments	(596)	(534)	(2,360)	(2,085)
General and administrative (1) (2)	(143)	(150)	(628)	(602)
Interest, net (1) (3)	(517)	(472)	(2,082)	(1,810)
Subtotal	728	816	2,492	3,042

Book taxes (4)	(237)	(152)	(843)	(702)
Certain items
Acquisition expense (5)	(5)	(2)	(19)	(28)
KMI merger transactions related financing expense	—	(21)	—	(21)
Pension plan net benefit	7	10	35	39
Fair value amortization	22	22	94	71
Contract early termination revenue (6)	200	—	200	198
Legal and environmental reserves (7)	(16)	(4)	(94)	(34)
Mark to market and ineffectiveness (8)	(23)	22	139	24
Loss on impairment of goodwill (9)	(1,150)	—	(1,150)	—
Loss on asset disposals/impairments, net of insurance (10)	(284)	(277)	(800)	(296)
Other	(7)	7	(11)	33
Subtotal certain items before tax	(1,256)	(243)	(1,606)	(14)
Book tax certain items	156	145	292	117
Total certain items	(1,100)	(98)	(1,314)	103
Net (loss) income	$(609)	$566	$335	$2,443

Net income before certain items	$491	$664	$1,649	$2,340
Net income attributable to 3rd party noncontrolling interests (11)	(2)	(5)	(18)	(12)
Depreciation, depletion and amortization (12)	679	610	2,683	2,390
Book taxes (13)	263	185	976	840
Cash taxes (14)	(13)	(11)	(32)	(448)
Other items (15)	9	(9)	32	17
Sustaining capital expenditures (16)	(168)	(156)	(565)	(509)
MLP declared distributions (17)	—	—	—	(2,000)
DCF before certain items	1,259	1,278	4,725	2,618
Preferred stock dividends	(26)	—	(26)	—
DCF before certain items available to common stockholders	$1,233	$1,278	$4,699	$2,618

Weighted Average Common Shares Outstanding for Dividends (18)	2,236	2,133	2,200	1,312

DCF per common share before certain items	$0.55	$0.60	$2.14	$2.00
Declared dividend per common share	$0.125	$0.450	$1.605	$1.740

EBITDA (19)	$1,947	$1,926	$7,372	$7,368

Notes ($ million)
(1)
Excludes certain items:
4Q 2015 - Natural Gas Pipelines $(971), CO2 $(240), Terminals $(31), Other $(3), general and administrative $2, interest expense $(13).
4Q 2014 - Natural Gas Pipelines $(5), CO2 $(212), Terminals $(25), Products Pipelines $(1), general and administrative expense $10, interest expense $(10).
YTD 2015 - Natural Gas Pipelines $(1,062), CO2 $(484), Terminals $(31), Products Pipelines $4, Other $(35), general and administrative $(25), interest expense $27.
YTD 2014 - Natural Gas Pipelines $190, CO2 $(218), Terminals $(35), Products Pipelines $(4), Other $22, general and administrative expense $28, interest expense $3.

(2)	General and administrative expense is net of management fee revenues from an equity partner: 4Q 2015 - $(9) 4Q 2014 - $(9) YTD 2015 - $(37) YTD 2014 - $(36)
(3)
Interest expense excludes interest income that is allocable to the segments:
4Q 2015 - Other $3.
4Q 2014 - Natural Gas Pipelines $1, Products Pipelines $1, Other $2.
YTD 2015 - Products Pipelines $2, Other $2.
YTD 2014 - Natural Gas Pipelines $1, Products Pipelines $2, Other $6.

(4)
Book tax expense excludes book tax certain items. Also excludes income tax that is allocated to the segments:
4Q 2015 - Natural Gas Pipelines $1, CO2 $2, Terminals $(8), Products Pipelines $(1), Kinder Morgan Canada $(4).
4Q 2014 - Natural Gas Pipelines $3, CO2 $(2), Terminals $(10), Products Pipelines $(1), Kinder Morgan Canada $(7).
YTD 2015 - Natural Gas Pipelines $(4), CO2 $(1), Terminals $(29), Products Pipelines $(8), Kinder Morgan Canada $(19).
YTD 2014 - Natural Gas Pipelines $(6), CO2 $(8), Terminals $(29), Products Pipelines $(2), Kinder Morgan Canada $(18).

(5)	Acquisition expense related to closed or pending acquisitions.
(6)	Early termination revenue on long-term natural gas transportation contracts on our Kinder Morgan Louisiana pipeline system.
(7)	Legal reserve adjustments related to certain litigation and environmental matters.
(8)	Mark to market gain or loss is reflected in segment earnings before DD&A at time of physical transaction.
(9)	Represents the amount of our goodwill impairment on our Natural Gas Pipelines non-regulated midstream assets.
(10)
4Q and YTD 2015 amounts include $235 million and $632 million, and 4Q and YTD 2014 amounts include $243 million, of losses on disposal and impairment charges in the CO2 segment primarily related to the impairment of oil and gas properties and CO2 source and transportation projects.

(11)
Represents net income allocated to third-party ownership interests in consolidated subsidiaries (i.e. for 2014, excludes noncontrolling interests associated with our former MLPs). Excludes noncontrolling interests of $20 in YTD 2015 related to impairments included as certain items.

(12)	Includes KMI's share of certain equity investees' DD&A: 4Q 2015 - $83 4Q 2014 - $76 YTD 2015 - $323 YTD 2014 - $305
(13)
Excludes book tax certain items and includes income tax allocated to the segments. Also, includes KMI's share of taxable equity investees' book tax expense:
4Q 2015 - $16
4Q 2014 - $16
YTD 2015 - $72
YTD 2014 - $75

(14)	Includes KMI's share of taxable equity investees' cash taxes: 4Q 2015 - $(11) 4Q 2014 - $(9) YTD 2015 - $(19) YTD 2014 - $(27)
(15)
For 2015 and 4Q 2014, consists primarily of non-cash compensation associated with our restricted stock program. The shares associated with restricted stock awards are included in our weighted average shares outstanding for dividends. Prior to 4Q 2014, consists primarily of excess coverage at our former MLPs (i.e. the amount by which distributable cash flow exceeded their declared distribution).

(16)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A): 4Q 2015 - $(20) 4Q 2014 - $(23) YTD 2015 - $(70) YTD 2014 - $(59)
(17)	Represents distributions to KMP and EPB limited partner units formerly owned by the public. Not applicable after 3Q 2014.
(18)	Includes restricted stock awards that participate in dividends and dilutive effect of warrants for the year ended December 31, 2015.
(19)
EBITDA is net income before certain items plus interest expense, DD&A (including KMI's share of certain equity investees' DD&A), and book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax) less net income before certain items attributable to 3rd party noncontrolling interests, with any difference due to rounding.

(20)	Certain amounts have been reclassified to conform to the current presentation.

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	28,894	27,577	28,398	27,064
Sales Volumes (BBtu/d) (3)	2,428	2,424	2,419	2,334
Gas Gathering Volumes (BBtu/d) (2) (4)	3,498	3,512	3,540	3,394
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	339	347	340	298

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.26	1.31	1.23	1.28
Southwest Colorado Production - Net (Bcf/d) (6)	0.63	0.55	0.60	0.54
Sacroc Oil Production - Gross (MBbl/d) (7)	31.75	35.54	33.76	33.16
Sacroc Oil Production - Net (MBbl/d) (8)	26.45	29.59	28.12	27.61
Yates Oil Production - Gross (MBbl/d) (7)	19.17	19.68	19.00	19.53
Yates Oil Production - Net (MBbl/d) (8)	9.25	9.22	8.47	8.79
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (7)	6.03	5.11	5.71	4.90
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (8)	5.08	4.30	4.80	4.12
NGL Sales Volumes (MBbl/d) (9)	10.41	10.18	10.35	10.09
Realized Weighted Average Oil Price per Bbl (10) (11)	$72.86	$85.71	$73.11	$88.41
Realized Weighted Average NGL Price per Bbl (11)	$16.56	$29.23	$18.35	$41.87

Terminals
Liquids Leasable Capacity (MMBbl)	81.3	77.8	81.3	77.8
Liquids Utilization %	93.3%	95.3%	93.3%	95.3%
Bulk Transload Tonnage (MMtons) (12)	14.3	19.6	63.2	79.8
Ethanol (MMBbl)	15.8	16.7	63.1	66.5

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (13)	71.9	70.7	287.8	277.6
Diesel	27.4	27.2	108.3	106.9
Jet Fuel	22.1	21.3	89.0	87.1
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	121.4	119.2	485.1	471.6
Plantation (MMBbl) (14)
Gasoline	21.6	21.9	81.1	81.6
Diesel	4.8	4.7	20.8	20.0
Jet Fuel	3.3	3.6	14.1	13.4
Sub-Total Refined Product Volumes - Plantation	29.7	30.2	116.0	115.0
Parkway (MMBbl) (14)
Gasoline	2.7	1.6	8.8	5.5
Diesel	0.7	0.6	2.7	2.2
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	3.4	2.2	11.5	7.7
Total (MMBbl)
Gasoline (13)	96.2	94.2	377.7	364.7
Diesel	32.9	32.5	131.8	129.1
Jet Fuel	25.4	24.9	103.1	100.5
Total Refined Product Volumes	154.5	151.6	612.6	594.3
NGLs (MMBbl) (15)	9.2	9.2	38.6	25.3
Crude and Condensate (MMBbl) (16)	28.8	13.8	99.7	33.2
Total Delivery Volumes (MMBbl)	192.5	174.6	750.9	652.8
Ethanol (MMBbl) (17)	10.3	10.7	41.4	41.6

Trans Mountain (MMBbls - mainline throughput)	28.6	27.3	115.4	106.8

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(12)	Includes KMI's share of Joint Venture tonnage.
(13)	Gasoline volumes include ethanol pipeline volumes.
(14)	Plantation and Parkway reported at KMI share.
(15)	Includes Cochin and Cypress (KMI share).
(16)	Includes KMCC, Double Eagle (KMI share), and Double H.
(17)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$229	$315
Other current assets	2,595	3,437
Property, plant and equipment, net	40,722	38,564
Investments	6,040	6,036
Goodwill	23,790	24,654
Deferred charges and other assets	10,855	10,043
TOTAL ASSETS	$84,231	$83,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$1,821	$2,717
Other current liabilities	3,244	3,645
Long-term debt	39,632	38,212
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,674	1,785
Other	2,230	2,164
Total liabilities	48,701	48,623

Shareholders' Equity
Accumulated other comprehensive loss	(461)	(17)
Other shareholders' equity	35,664	34,093
Total KMI equity	35,203	34,076
Noncontrolling interests	327	350
Total shareholders' equity	35,530	34,426
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$84,231	$83,049

Debt, net of cash (1)	$41,224	$40,614

EBITDA (2)	$7,372	$7,368

Debt to EBITDA	5.6	5.5

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP and (ii) debt fair value adjustments. The foreign exchange impact on our Euro denominated debt as of December 31, 2015 was less than $1 million. We have entered into swaps to convert that debt to US$.

(2)	EBITDA is last twelve months, includes add back of our share of certain equity investees' DD&A and is before certain items.